Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aramark:
We consent to the incorporation by reference in the registration statements (No. 333-253208) on Form S-3 and (Nos. 333-262860, 333-253211, 333-192775, 333-192776 and 333-236255) on Forms S-8 of our report dated November 24, 2020, with respect to the consolidated financial statements of Aramark.

/s/ KPMG LLP
Philadelphia, Pennsylvania
November 22, 2022